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                                                                    Exhibit 23.4

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report, related to the consolidated financial statements and schedule of Univision Communications, Inc., dated March 7, 2005, included in this Registration Statement and related Prospectus (Amendment No. 1 of Form F-4/A) of Grupo Televisa, S.A. for the registration of $600 million principal amount of 6.625% Senior Notes due 2025.

                                                          /s/ Ernst & Young LLP

New York, New York
July 7, 2005